Exhibit 14

NYSE EURONEXT CODE OF ETHICS AND BUSINESS CONDUCT

Dear Colleague,

At NYSE Euronext, our goal is to serve as the leading marketplace in the world while conducting our business with integrity, excellence, and responsibility. Our business is built on a strong foundation of trust. Integrity in our business dealings is fundamental to our approach and has allowed us to capture the trust of the investing institutions and public.

As our business takes us in new and exciting directions and as we experience new challenges, our commitment to high ethical and legal standards of conduct must remain our priority. This is essential to our success as a global company and as an employer of choice.

We are committed to leading by example, and serving as a model for our industry by supporting the highest ethical standards in our dealings with our colleagues, employees, business partners, customers and in our communities. We encourage you to use this Code as a guideline. Our expectation is that you will follow the letter of its provisions and act in accordance with its spirit.

We have developed this Code to reflect and combine the high standards of governance and integrity that we apply throughout our businesses. Accordingly, our businesses are required to have policies and procedures in place to meet the requirements of the Code.

We expect you to read the Code of Ethics and Business Conduct carefully and to raise any questions you may have with your local ethics or compliance officer.

HOW DO I USE THIS CODE?

Introduction

NYSE Euronext is committed to leading by example and to supporting the highest ethical standards in everything we do. This commitment extends to our relationships with our employees, customers, suppliers, competitors and shareholders as well as the government and the public. The NYSE Euronext Code of Ethics and Business Conduct (the “Code”) has been adopted by our leadership and our Board of Directors and explains our basic ethical obligations. It outlines the principles and values that govern the activities of our company. It is not meant to answer every question, but will provide you with a starting point and the tools to make the right choices.

For our European entities, the Code is a statement of principles, it does not replace local policies and procedures or individual contracts of employment, and where appropriate it refers you to them.

Who does this Code apply to?

This Code applies to the directors, officers and employees of NYSE Euronext, and its wholly owned subsidiaries (“NYSE Euronext”). In addition, other persons performing services for our company may be subject to the Code by contract or agreement.

We are expected to follow the ethical standards set out in this code as well as comply with both the spirit and letter of all laws and regulations applicable to our business. Certain business units may have policies that are more restrictive than the Code and those more restrictive policies will apply to those units. You are responsible for understanding and complying with those policies.

What are our responsibilities and obligations regarding this Code?

Each of us is expected to promote ethical behavior as a responsible partner in our work environment and to act with honesty and integrity in the performance of our duties. Local “Whistleblowing” policies are in place which set out how breaches of the Code can be reported.

Managers are responsible for helping to create and sustain an ethical culture by setting a strong ethical tone “at the top.” This can be achieved by demonstrating ethical behavior, communicating the importance of incorporating ethical principles throughout the working environment, and being responsive to staff when ethics issues or concerns are raised.

DIVERSITY

At NYSE Euronext, our people are our most valued asset. The diversity of our company is a tremendous resource which is critical to our success as a global organization. Our ability to achieve global success is dependent, in part, on ideas from different perspectives as well as the energy and creativity that comes from a diverse workforce.

RESPECT FOR INDIVIDUALS

We are committed to treating all of our employees fairly and providing all employees with a non discriminatory professional work environment. We will not tolerate discrimination or harassment based on race, color, religion, sex, sexual orientation, national origin, age, disability, marital status, citizenship, or any other characteristic protected by law.

INSIDER TRADING

NYSE Euronext is committed to complying with all applicable laws designed to protect the investing public with respect to the use and disclosure of material information.

You should familiarize yourself with the Personal Trading rules applicable in your location.

You may not effect any transaction in the securities of NYSE Euronext or any other company while you are in possession of material non-public information. In addition, you may not disclose material non-public information about our company or any other company to another person.

If you have any concerns as to whether information would be considered material you should consult your local Internal Compliance Officer or designated person.

The legal consequences of insider trading breaches are severe. You are responsible for knowing and abiding by applicable laws and company policies regarding securities trading and personal trading accounts in general.

CONFLICTS OF INTEREST

We have an obligation to our shareholders and the investing public to make sound business decisions that are in the best interest of the company and that are not influenced by our personal interests.

A conflict of interest occurs when your private interest interferes in any way – or even appears to interfere – with the interests of NYSE Euronext. Conflicts of interest also arise if you directly or indirectly receive personal benefits which are deemed to be unethical. You are expected to act on behalf of and in the interest of NYSE Euronext, without favor or preference based on possible direct or indirect personal gain. There may be times when it will become necessary to remove yourself from a situation to avoid a conflict of interest or the appearance of a conflict of interest.

You should ensure that you are familiar with the policies applicable within your business unit and location including, among others, those relating to:

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Outside Employment – Employees are expected to focus their energy and attention on their responsibilities at NYSE Euronext. Accordingly, an employee may not accept outside employment that would conflict with the interests of NYSE Euronext. If you have any questions about whether outside employment would create a conflict of interest issue, you should contact your local ethics or compliance officer.

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Board Memberships – Occasionally, an employee may be asked to serve on the board of directors of another organization. This can, in some cases, raise a conflict of interest. If you have any questions about whether your participation on a board would create a conflict of interest, contact your local ethics or compliance officer. Membership on the Board of any company requires advance approval.

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Supplier Relationships – Personal, financial or other affiliations with an NYSE Euronext supplier or a supplier involved in our bidding process could give rise to a conflict of interest and may require disclosure. In the event of a conflict of interest the company may require you to withdraw from the process. If you are unsure whether such an affiliation requires disclosure, you should contact your local ethics or compliance officer.

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Gifts and Entertainment – Our business must be conducted in a manner that is consistent with our ethical standards. We must be careful not to solicit, accept or offer any entertainment or gifts that are inappropriate or could be perceived as an improper attempt to influence business. You should refer to your local policies and raise any concerns that you may have with your ethics or compliance officer.

CONFIDENTIAL INFORMATION AND PRIVACY

At NYSE Euronext, we may receive sensitive or non-public information from a variety of sources, including our listed companies and their employees, the firms we regulate and their employees, NYSE Euronext employees and others. We should treat all such information as confidential and it should only be disclosed in the performance of assigned duties, or where the release of such information is authorized by the appropriate NYSE Euronext officer, or is required by law. No confidential information should be used directly or indirectly for personal gain.

Internal documents concerning our operations and activities, the work, deliberations and decisions of our Boards of Directors, NYSE Euronext management, staff and NYSE Euronext committees, should be handled confidentially. You should seek guidance before disclosing this type of information or material. Employees who routinely handle confidential information pertaining to original or continued listings standards and employees in NYSE Regulation should refer to applicable departmental policies. All employees are expected to be vigilant in ensuring the appropriate relationship between regulatory and market activities, including the need to preserve the confidentiality of non-public regulatory information.

PROTECTION AND PROPER USE OF COMPANY ASSETS

Employees may be provided with work stations, telephones, cellular phones, phone cards, personal computers, electronic mail systems and other tools to assist them in the performance of their jobs. We encourage everyone to use these assets efficiently and to avoid waste. Although we recognize that some reasonable personal use of these systems may be appropriate, these assets also include intellectual and proprietary information such as trade secrets, software applications, product plans, documentation of business systems and other business data that are to be used only for authorized business purposes.

Corporate property or information may not be used for personal gain, to engage in outside business activities. Local law or policy will describe the circumstances in which the company has the right to monitor the use of company assets, including forms of electronic communications.

ACCURATE BUSINESS RECORDS AND FINANCIAL DISCLOSURES

The Company’s business records must be created and reported with integrity and accuracy. Together we are responsible for the integrity of the information, reports and records under your control. All financial books, records and accounts must be prepared in accordance with generally accepted accounting principles and with the NYSE Euronext system of internal controls. This requirement goes beyond financial reporting. All business information (financial or otherwise) in whatever form (computerized, paper or otherwise) should be accurate, complete and timely. In addition, any NYSE Euronext filings with regulatory authorities must be timely, accurate and understandable.

MAINTENANCE OF BUSINESS RECORDS

Business records must be retained according to the applicable laws and policies relating to the retention of records. Any records that are potentially relevant to a breach of law, or any litigation, or any pending, threatened or foreseeable government investigation or proceeding must not be destroyed. Any questions regarding records retention should be directed to your local internal Compliance Officer.

CORPORATE OPPORTUNITIES

Each of us owes a duty to the company to advance its legitimate interests. You must not take for your personal benefit, opportunities that are discovered through the use of corporate property, information, or position. You may not compete with our company or use corporate property, information, or position for personal gain.

Subject to local law and the terms of your employment contract, all software, technology, systems or other proprietary information you develop at NYSE Euronext is considered the sole property of NYSE Euronext.

FAIR DEALING

NYSE Euronext competes for its business fairly. You must observe the highest standards of ethical conduct in dealing with our employees as well as the outside parties with which we do business, including firms we regulate, suppliers, consultants, competitors, regulators, attorneys, hearing panel members and listed company representatives. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

ANTITRUST COMPLIANCE

NYSE Euronext complies with antitrust laws and similar laws governing competition in the countries in which it does business. Failure to comply with these laws can create serious consequences for the company. Any questions should be immediately raised with internal counsel or the local legal team.

ANTI-CORRUPTION AND DEALINGS WITH FOREIGN OFFICIALS

NYSE Euronext is committed to complying with the laws relating to the conduct of business in the countries in which it conducts business.

Employees of NYSE Euronext are prohibited from directly or indirectly offering anything of value to foreign government officials, parties or candidates for the purpose of influencing any decision or obtaining improper advantage.*

* U.S. based employees, directors and officers are subject to the Foreign Corrupt Practices Act (the “FCPA”) which also prohibits offering, directly or indirectly, anything of value to foreign government officials, parties or others for the purpose of influencing any decision or obtaining improper advantage.

The laws relating to anti-corruption and dealings with foreign public officials are complex. To ensure compliance with these laws in relevant jurisdictions, employees should consult with the Office of the General Counsel, or their local legal department, in advance of providing any payment or benefit to a foreign official.

COMMERCIAL BRIBERY

No funds or assets of NYSE Euronext shall be paid, loaned or otherwise disbursed as bribes, “kickbacks,” or other payments designed to influence or compromise the conduct of the recipient; and no person covered under this policy shall accept any funds or other assets for assistance in obtaining business or for securing special concessions from NYSE Euronext.

Business affairs should be conducted in such manner that the reputation of NYSE Euronext will not be impugned if the details of its dealings should become a matter of public discussion.

WAIVERS OF THE CODE OF ETHICS

Any waiver of this Code for directors or executive officers may be made only by the Board of Directors or an authorized committee of the Board and will be promptly disclosed as required by any applicable laws, rules and regulations. There may be times when it will become necessary to remove yourself from a situation to avoid a conflict of interest or the appearance of a conflict of interest.

REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

If you believe, in good faith, that there has been a breach of a provision of our Code, including matters relating to accounting and internal controls, you should bring the matter to the attention of your manager, ethics officer, compliance officer, or other designated person as set out in the Whistleblowing policy for your location.

Under the Whistleblowing policy, procedures have been established for reporting matters and raising concerns, and you should follow these procedures. Arrangements are in place to allow you to report concerns anonymously if you so wish, and in certain jurisdictions you may use the services of a designated third party.

All reports will be investigated as promptly and confidentially as possible. You are expected to cooperate with lawful investigations into allegations that the Code, policies or laws have not been followed.

RETALIATION

NYSE Euronext will not tolerate retaliation against any person who raises an ethics or compliance issue in good faith. Individuals who raise concerns or who help to resolve reported matters are protected against retaliation.

WHERE TO GO FOR HELP

If you are faced with an ethical problem and not sure what to do, speak up and get the advice and guidance you need. Keep asking questions until you are certain you are doing the appropriate thing.

Whom should I contact for help?

Your supervisor or manager is a good place to start. However, if you feel uncomfortable speaking with them, or your issue is not promptly resolved, you should contact the next level of management.

Each location has designated points of contact to whom you should refer for help or guidance, and these are described in local policies including the Whistleblowing policy. In general, the following functions or area should be able to provide you with assistance:

Ethics

Compliance

Human Resources

Audit

Office of the General Counsel